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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-33093


                                819,600 SHARES

                              CISCO SYSTEMS, INC.
                                 COMMON STOCK

                              --------------------

      This Prospectus relates to the public offering, which is not being underwritten, of 819,600 shares of Common Stock, no par value per share, of Cisco Systems, Inc. (the "Company" or the "Registrant"). All 819,600 shares (the "Shares") may be offered by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders"). All of the Shares were originally issued by the Company in connection with the acquisition of Skystone Systems Corporation ("Skystone"), by and through the acquisition of the common stock and options to purchase common stock of Skystone whereby Skystone became a wholly-owned subsidiary of the Company. The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to section 5.13 of the Amended and Restated Acquisition Agreement, as amended, between the Company and Skystone.

      The Shares may be offered by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

      The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered and sold by the Selling Shareholders.

      The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "CSCO." On July 31, 1997 the average of the high and low price for the Common Stock was $79.44.

                        -------------------------------

      The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                        -------------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is August 7, 1997

================================================================================

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      No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                            AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 75 Park Place, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq National Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street N.W. Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

      The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission (File No. 0-18225) pursuant to the Exchange Act are incorporated herein by reference:

      1. The Company's Annual Report on Form 10-K for the fiscal year ended July 28, 1996, filed October 25, 1996;

      2. The Company's Quarterly Reports on Form 10-Q for the quarters ended October 26, 1996, January 25, 1997 and April 26, 1997;

      3. The Company's Current Reports on Form 8-K filed on October 1, 1996, as amended on Form 8-K/A filed on October 15, 1996, and filed on January 22, 1997;

      4. Definitive Proxy Statement dated October 7, 1996, filed in connection with the Company's 1996 Annual Meeting of Shareholders;

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      5. The description of the Company's Common Stock, no par value per share, contained in its Registration Statement on Form 8-A filed on January 8, 1990, including any amendment or report filed for the purpose of updating such description; and

      6. All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering.

      Any statement contained in a document incorporated by reference herein shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written requests for copies should be directed to Larry R. Carter, Chief Financial Officer and Secretary, at the principal executive offices of Cisco Systems, Inc., 255 West Tasman Drive, San Jose, California 95134. The Company's telephone number is
(408) 526-4000.



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

                                  THE COMPANY

      The principal executive offices of the Company are located at 255 West Tasman Drive, San Jose, California 95134. The Company's telephone number is
(408) 526-4000.

                             PLAN OF DISTRIBUTION

      The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Shares offered hereby may be sold either pursuant to this Registration Statement or pursuant to Rule 144.

      In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Shareholders.



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                              SELLING SHAREHOLDERS

      The following table sets forth the number of shares of Common Stock owned by each of the Selling Shareholders. Except as indicated, none of the Selling Shareholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. Because the Selling Shareholders may offer all or some of the Shares which they hold pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Shareholders after completion of this offering. The Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below.

                                   Number of                        Number of
                                    Shares        Percent of         Shares
                                 Beneficially     Outstanding    Registered for
Name of Selling Shareholder          Owned           Shares      Sale Hereby(1)
---------------------------      ------------     -----------    ---------------
1238671 Ontario Inc.               52,756              *              52,756
1238672 Ontario Inc.                3,556              *               3,556
Barbeau, Nathalie                   2,371              *               2,371
Dunn, Julie                           592              *                 592
Dupras, Lucie                       2,371              *               2,371
Edwards, David                     13,040              *              13,040
Foster, Michael S.                  4,742              *               4,742
Furneaux & Company                 78,948              *              78,948
Jarrette, Stuart                    4,303              *               4,303
Joel-David Dalibard Trust           7,113              *               7,113
Latour, Andree                      3,556              *               3,556
Lax, Leo                            4,742              *               4,742
Legault, Richard                    1,185              *               1,185
Leishman, Caroline                    740              *                 740
Leishman, Clifford                  2,371              *               2,371
Leishman, Susan Carol               2,371              *               2,371
Marc-Antoine Paquin Trust          30,748              *              30,748
 Midland Walwyn Capital Inc.
 in trust for RSP Account
 15H453S n/o James Cummings         2,371              *               2,371
Nossick, Michael                    2,963              *               2,963
Opalski, Stefan                   237,109              *             237,109
Paquin, Claudette                   2,371              *               2,371
Paquin, Ines Rouleau                2,371              *               2,371
Paquin, Irene                       4,267              *               4,267
Paquin, Jean-Charles                2,371              *               2,371
Paquin, Jean-Paul                   8,180              *               8,180
Paquin, Marc-Antoine              219,401              *             219,401
Penney, Brian                      11,855              *              11,855
Quaid, Naill                       11,855              *              11,855
Riordon, Amy                        4,303              *               4,303



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

Riordon, Marsha                     2,655              *               2,655
Riordon, Spruce                    11,855              *              11,855
Roberts, John                       3,556              *               3,556
Samhaber, Bruce                     3,704              *               3,704
Smeaton, Douglas                   13,040              *              13,040
Stemmler, Brian D.                 25,489              *              25,489
Stockley, Douglas F.                7,113              *               7,113
Symons, Kirk                       23,710              *              23,710
Valeurs Mobilieres
 Desjardins Fiduciaire
 REER #6869SY-3
 Madam Gisele Deschamps             2,371              *               2,371
Weinstein, Debbie                   1,185              *               1,185
                                  -------                            -------
   Total                          819,600              *             819,600
                                  =======              =             =======

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* Represents beneficial ownership of less than 1%.

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.



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                                  LEGAL MATTERS

   The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                     EXPERTS

   The consolidated balance sheets as of July 28, 1996 and July 30, 1995 and the consolidated statements of income, retained earnings, and cash flow, for each of the three years in the period ended July 28, 1996 incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.



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